UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – SEPTEMBER 9, 2012

ARDENT MINES LIMITED

(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 10th Floor

New York, NY 10005

(Address of principal executive offices)

778-892-9490

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

Loans to the Company

Ardent Mines Limited (the “Company”) has received two loans totaling $300,000 from CRG Finance AG.  In connection with such loans, the Company has issued a note to CRG Finance AG dated as of September 9, 2012 (the “Note”).  The Note has an interest rate of seven and one-half percent (7.5%) per annum and shall be due upon thirty (30) days notice and demand following the first anniversary of the date of such note.  In the event of a default by the Company under the terms of the Note, the interest rate shall increase to fifteen percent (15%) per annum.  The Note contains customary provisions regarding events of default.

On March 1, 2012, the Company and CRG Finance AG entered into a commitment letter (the “Commitment Letter”) pursuant to which CRG Finance AG has agreed to provide the Company with up to One Million U.S. Dollars (USD $1,000,000) to maintain the Company’s ordinary course of business operations.  Funds underlying the Commitment Letter may be drawn by the Company in increments or tranches upon written consent of CRG Finance AG at any time prior to the first anniversary of the date of the Commitment Letter.  Following the Company’s most recent loans from CRG Finance AG, Five Hundred and Seventy Thousand U.S. Dollars ($570,000) remains outstanding under the Commitment Letter.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED By: /s/ Urmas Turu
Title: Interim Chief Executive Officer Name: Urmas Turu

Date:  September 12, 2012